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                                                                      Exhibit 21

                        Subsidiaries of the Registrant


Goodrich Petroleum Company of Louisiana - incorporated in state of Nevada

    Subsidiaries of Goodrich Petroleum Company of Louisiana

       Drilling & Workover Company, Inc. - incorporated in state of Louisiana LECE, Inc. - incorporated in the state of Texas
       National Market Company - incorporated in state of Delaware
       Pecos Pipeline & Producing Company - incorporated in the state of Texas

Goodrich Petroleum Corporation, Inc. of Louisiana - incorporated in the state of Nevada